Exhibit 99.1

SDI Announces Closing of Private Placement

WAKEFIELD, Mass.--(BUSINESS WIRE)--November 28, 2017--(TSX-V:SDZ) (OTCQB:SDEV) Security Devices International Inc. (“SDI” or the “Company”) announces the sale of 35,783,612 units on a private placement basis for gross proceeds of USD$3,793,063.

Each unit consists of one common share of SDI stock and one-half of a warrant. Each whole warrant is exercisable for one common share of SDI stock on or before November 28, 2022 at an exercise price of USD$0.18. If the average closing price of the common shares is over USD$0.36 per share for a period of 20 consecutive trading days ending after November 28, 2019, SDI may give notice to the registered holders of the warrants accelerating the expiry date to a date not less than 30 days following the date of that notice.

J Streicher Capital, LLC (the “Agent) acted as exclusive agent for the brokered portion of the private placement which totaled USD$1,922,348. The Agent received a cash commission of USD$60,669 and 572,354 agent warrants. Each agent warrant is exercisable for one common share of SDI stock on or before November 28, 2022 at an exercise price of USD$0.15. If the closing price of the common shares is over USD$0.30 per share for a period of 20 consecutive trading days ending after November 28, 2019, SDI may give notice accelerating the expiry date of the agent warrants to a date not less than 30 days following the date of that notice.

The issuer raised an additional USD$1,870,715 in a non-brokered transaction on which no commission was due. SDI has applied USD$1,757,671 of these net proceeds to pay out all the senior convertible debentures issued by SDI on December 7, 2016, as well as an additional USD$113,044 in debt.

The securities issued in the private placement are restricted and subject to a four-month holding period that expires on March 28, 2018 under TSXV stock exchange rules and Canadian securities legislation, and a six-month holding period expiring on May 28, 2018 under US securities laws.

SDI’s CEO Dean Thrasher commented on the funding, “Closing the financing gives the Company the capital to expand our intellectual property licensing efforts as well as launch our e-commerce store where the company plans to offer its products online to law enforcement and correctional services end-users.”

Paul Jensen, SDI’s President, commented on the opportunities that this additional capital provides for SDI. “SDI is looking to expand into new areas with new and exciting products. This additional capital will allow the company to increase its research and development efforts as it looks to bring innovative new products to market.”

SDI issued USD$297,262 of units to subscribers who are related parties of SDI under Canadian Multilateral Instrument 61-101 ("MI 61-101"). SDI is exempt from the formal valuation requirement and shareholder approval requirement of MI 61-101, as described in more detail in the material change report to be filed in connection with this private placement. Having regard to these exemptions and the Company’s desire to close the private placement as soon as possible, the Company believes that it was reasonable to close the private placement prior to that material change report.

The units, warrants, agent warrants, and the shares of common stock issuable upon exercise of the warrants and agent warrants were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Security Devices International

SDI is a technology company specializing in the areas of Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions.

Forward Looking Statements

This news release contains forward-looking statements. More particularly, this news release contains statements about the anticipated use of proceeds and the sufficiency of the proceeds to launch SDI’s e-commerce strategy of online munition sales. The forward-looking statements are based on certain expectations and assumptions made by the Company. Although the Company believes that those expectations and assumptions are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those anticipated due to a number of factors and risks. The intended use of the net proceeds of the offering could change if the Company determines that it would be in the best interests of the Company to use the proceeds for some other purpose. The proceeds may not be sufficient to launch the e-commerce strategy if costs exceed current estimates or the proceeds are reallocated for a different purpose. The forward-looking statements contained in this press release are made as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT:
Security Devices International Inc.
Dean Thrasher, 905-582-6402
Chief Executive Officer
dthrasher@securitydii.com